                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                     [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule l4a-12

                       INSpire INSURANCE SOLUTIONS, INC.
               (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:  $__________________

     (5)  Total fee paid:  $____________________

[ ]  Fee paid previously with preliminary materials:   $_________________
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:   $__________________
     (2) Form, Schedule or Registration Statement No.:______________________
     (3) Filing Party:  ____________________________________________________
     (4) Date Filed:  ______________________________________________________

                       INSPIRE INSURANCE SOLUTIONS, INC.
                               300 Burnett Street
                          Fort Worth, Texas 76102-2799

             NOTICE OF THE 2001 ANNUAL MEETING OF THE SHAREHOLDERS
                            To Be Held May 29, 2001

To the Shareholders
of INSpire Insurance Solutions, Inc.:

  INSpire Insurance Solutions, Inc., a Texas corporation (the "Company" or "INSpire"), cordially invites you to attend the 2001 annual meeting of its shareholders at The Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, on May 29, 2001, at 10:00 a.m. Central Daylight Savings Time, for the following purposes:

     (1)  To elect two directors to INSpire's Board of Directors;

     (2) To consider and act upon a proposal to amend the Company's Second Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of the Company's Common Stock issuable under the Stock Option Plan upon the exercise of stock options granted pursuant to the Stock Option Plan from 4,500,000 to 6,000,000 shares;

     (3) To consider and act upon a proposal to approve an amendment to the Company's Employee Stock Purchase Plan ("ESPP") to increase the number of shares of the Company's Common Stock issuable under the ESPP from 637,500 shares to 1,537,500 shares, to extend the ESPP's termination date and to extend the annual offering periods to December 31, 2004;

     (4) To ratify the appointment of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ending December 31, 2001; and

     (5) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

  The Board of Directors of INSpire has established the close of business on April 16, 2001 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Any shareholder may examine the list of shareholders as of the record date at INSpire's office in Fort Worth, Texas, during regular business hours on any business day before the annual meeting or any adjournment thereof.

  We urge shareholders, whether or not they plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided. If a shareholder who has submitted a proxy attends the annual meeting in person, that shareholder may revoke the proxy and vote in person on all matters submitted at the annual meeting.

                               By Order of the Board of Directors

                               /s/ John F. Pergande
                               --------------------
                               John F. Pergande
                               Chairman of the Board and Chief Executive Officer

May 2, 2001
Fort Worth, Texas

                       INSPIRE INSURANCE SOLUTIONS, INC.
                               300 Burnett Street
                          Fort Worth, Texas 76102-2799

                                PROXY STATEMENT

                    2001 ANNUAL MEETING OF THE SHAREHOLDERS
                            To Be Held May 29, 2001

                                  INTRODUCTION

  The board of directors (the "Board of Directors") of INSpire Insurance Solutions, Inc., a Texas corporation (the "Company" or "INSpire"), hereby solicits your proxy on behalf of INSpire for use at the 2001 annual meeting of INSpire's shareholders and any continuation of this meeting pursuant to any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at The Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, on May 29, 2001, at 10:00 a.m. Central Daylight Savings Time.

  INSpire's principal executive office is located at 300 Burnett Street, Fort Worth, Texas 76102-2799. INSpire's telephone number is (817) 348-3900.

  INSpire mailed this proxy statement (the "Proxy Statement") and the accompanying proxy card (the "Proxy Card") on or about May 2, 2001. The date of this Proxy Statement is May 2, 2001.

                         PURPOSES OF THE ANNUAL MEETING

  At the Annual Meeting, the holders of record (the "Shareholders") of shares of common stock, par value $0.01 per share (the "Common Stock"), of INSpire on April 16, 2001 will vote upon the following matters:

     (1) The election of Daniel E. Berce and R. Earl Cox, III as directors to INSpire's Board of Directors;

     (2) To consider and act upon a proposal to amend the Company's Second Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of the Company's Common Stock issuable under the Stock Option Plan upon the exercise of stock options granted pursuant to the Stock Option Plan from 4,500,000 to 6,000,000 shares;

     (3) To consider and act upon a proposal to approve an amendment to the Company's Employee Stock Purchase Plan ("ESPP") to increase the number of shares of the Company's Common Stock issuable under the ESPP from 637,500 shares to 1,537,500 shares, to extend the ESPP's termination date and to extend the annual offering periods to December 31, 2004;

     (4) To ratify the appointment of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ending December 31, 2001; and

     (5) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

          The Board of Directors recommends that you vote "FOR" each of the five proposals.

                             RECORD DATE AND VOTING

Record Date

          The Board of Directors has established the close of business on April 16, 2001 (the "Record Date"), as the record date for determining the Shareholders entitled to notice of, and to vote at, the Annual Meeting. On the Record

Date, INSpire had 18,771,621 shares of Common Stock outstanding. INSpire did not have any other shares of capital stock outstanding on the Record Date.

Quorum, Required Vote and Voting Rights

  Quorum. The presence, in person or by proxy, of Shareholders holding a majority of the outstanding shares of Common Stock on the Record Date will constitute a quorum at the Annual Meeting. Shares that are represented at the Annual Meeting but abstain from voting on any or all matters and shares that are "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted in determining whether a quorum is present at the Annual Meeting. The election inspectors appointed for the Annual Meeting will determine the number of shares of Common Stock present at the meeting, determine the validity of proxies and ballots, determine whether or not a quorum is present, and count all votes and ballots. Unless a quorum is present at the Annual Meeting, no action may be taken at the meeting except the adjournment thereof until a later time.

  Required Vote. To elect a nominee for director, a plurality of the votes cast (in person or by proxy) is required. Therefore, if you abstain from voting in the election of a director, your abstention will not affect the outcome of that election. A majority of the outstanding shares of Common Stock is required to approve the amendment to the Stock Option Plan. A majority of the shares of Common Stock entitled to vote and present in person or by proxy is required to approve the amendment to the ESPP and to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of INSpire's financial statements for the year ending December 31, 2001. Broker non-votes will be treated as not present and not entitled to vote with respect to each applicable proposal. Therefore, broker non-votes will have no effect on the outcome of the election of directors or any of the other proposals, other than the proposal to amend the Stock Option Plan. Since the proposal to amend the Stock Option Plan requires the approval of a majority of the outstanding Common Stock, a broker non-vote will have the effect of a negative vote with respect to that specific proposal.

  Voting Rights. With respect to each proposal, each Shareholder will be entitled to one vote per share of Common Stock held as of the Record Date by such Shareholder.

Proxies

  John F. Pergande and Gregory B. Kent, the persons named as proxies on the Proxy Card accompanying this Proxy Statement, were selected by the Board of Directors to serve as proxies (collectively, the "Proxyholders"). Each executed and returned Proxy Card will be voted according to the directions indicated on that Proxy Card. If no direction is indicated, the proxy will be voted according to the Board of Directors' recommendations, which are contained in this Proxy Statement.

  The Board of Directors does not intend to present, and has no information that others will present, any business at the Annual Meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the Annual Meeting, the Proxyholders will vote the proxies that they hold in accordance with their best judgment, including voting them to adjourn the Annual Meeting to another time if a quorum is not present at the Annual Meeting or if they believe that an adjournment is in the best interest of INSpire.

  Each Shareholder giving a proxy has the power to revoke it at any time before the shares of Common Stock it represents are voted. This revocation is effective upon receipt, at any time before the Annual Meeting is called to order, by the Secretary of INSpire of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date than the preceding proxy.
Additionally, a Shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Shareholder List

  A list of Shareholders entitled to vote at the Annual Meeting, which will be arranged in alphabetical order and which will show each Shareholder's address and the number of shares registered in his or her name, will be open to any Shareholder to examine for any purpose related to the Annual Meeting. Any Shareholder may examine this list during ordinary business hours commencing May 18, 2001, and continuing through the date of the Annual Meeting at the principal office of INSpire, 300 Burnett Street, Fort Worth, Texas, 76102-2799.

Solicitation Agent and Certain Reimbursements

  INSpire will bear the cost to solicit proxies. INSpire has retained Morrow & Co., Inc. (the "Solicitation Agent") to solicit proxies for the Annual Meeting. The Solicitation Agent may solicit proxies from the Shareholders and other persons in person or by mail, facsimile transmission, telephone, personal interview, or any other means. INSpire will pay the Solicitation Agent a fee of $5,000 and reimburse it for its out-of-pocket expenses in connection with this solicitation. INSpire also will reimburse banks, brokers, custodians, fiduciaries, nominees, securities dealers, trust companies, and other persons for the reasonable expenses that they incur when forwarding this Proxy Statement and the accompanying materials to the beneficial owners of shares of Common Stock. INSpire's directors and officers also may solicit proxies from Shareholders and other persons by any of the means described above. INSpire will not pay these directors and officers any extra compensation for participating in this solicitation.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

General

  Two directors are to be elected at the Annual Meeting. Daniel E. Berce and R. Earl Cox, III have been nominated to serve as directors and, if elected, will serve for a term of three (3) years that expires at the annual meeting of shareholders to be held in 2004. The Board of Directors recommends that the Shareholders vote "FOR" the election of the nominees named in this Proxy Statement to serve as directors of INSpire. See "- Nominees" below.

  The four remaining directors, whose terms of office expire in 2002 and 2003, will continue to serve after the Annual Meeting until their respective terms of office expire or their successors are duly elected and qualified. See "- Other Directors" below.

Nominees

  Mr. Berce, age 47, has served as a director of INSpire since March 1999, and his current term as director expires at the 2001 Annual Meeting. Since November 1996, Mr. Berce has served as Vice Chairman of AmeriCredit Corp., a publicly traded consumer finance company ("AmeriCredit"). Mr. Berce also has served as Chief Financial Officer and a director of AmeriCredit since May 1990, and Treasurer of AmeriCredit from May 1990 to November 1996. Mr. Berce has also served as a director of Curative Health Services, Inc., a publicly traded health services company, since February 2000 and A22, Inc., a publicly traded manufacturing and services company since August 2000. Previously, Mr. Berce was a partner with PricewaterhouseCoopers LLP.

  Mr. Cox, age 67, has served as a director of INSpire since 1996, and his current term as director expires at the 2001 Annual Meeting. Mr. Cox also served as a director of Millers Insurance and Millers Casualty from March 1987 to June 1997. Since 1977, Mr. Cox has served as president of R. E. Cox Realty Co. and has been a co-owner of OFCO Office Furniture, Inc. since 1985. Mr. Cox has served as a director of KBK Capital Corp., a factoring company, since 1995 and a director of Tandycraft, Inc., a manufacturer and retailer of craft products, since 1985. Mr. Cox served as Chairman of the Board of Tandycraft, Inc. from 1985 until November 1999.

Other Directors

  The following persons will continue to serve as directors of INSpire after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.



                                               Position             Served as          Term
Name                      Age                with Company          Director Since     Expires
----                      ---                ------------          --------------     -------
  Jeffrey W. Robinson.....43        Director                            2000            2002
  Harry E. Bartel.........58        Director                            1996            2003
  John F. Pergande........38        Chairman of the Board and           2000            2003
                                    Chief Executive Officer
  Gregory B. Kent.........53        Director                            2000            2003


  Jeffrey W. Robinson has served as a director of INSpire since January 2000, and his current term expires in 2002. Mr. Robinson served as President and Chief Operating Officer of the Company from January 2000 to December 1, 2000. From June 1997 to January 2000, Mr. Robinson served as Executive Vice President
- Outsourcing of INSpire. From November 1996 to June 1997, Mr. Robinson served as Vice President - Policy Life Cycle of INSpire, Millers Insurance and Millers Casualty. From 1985 to November 1996, Mr. Robinson served in various management positions with Policy Management Systems Corporation ("PMSC"), including Vice President of the Risk Services Division. Prior to 1985, Mr. Robinson served in various management and analyst positions for Home Insurance Company and Business Computer Systems, an insurance processing and administration company. See "Certain Transactions - Pending Litigation."

  Harry E. Bartel has served as a director of INSpire since 1996, and his current term as director expires in 2003. Mr. Bartel also served as a director of Millers Insurance and Millers Casualty from March 1995 to June 1997. Mr. Bartel has been a partner with the law firm of Cantey & Hanger, LLP since 1968.

  John F. Pergande has served as a director of INSpire since May 2000, and his current term as director expires in 2003. Mr. Pergande was also appointed as Chairman of the Board and Chief Executive Officer by the Board of Directors effective August 28, 2000. Mr. Pergande is also a partner in Buena Venture Associates. Prior to this position, Mr. Pergande was the Chief Financial Officer of Pyramid Services, Inc. from 1997 to 1998. From 1995 to 1997, Mr. Pergande was a member of the Corporate Finance Group of Electronic Data Systems, Inc. Prior to 1995, Mr. Pergande was a corporate banker for Citibank.

  Gregory B. Kent has served as a director of INSpire since 2000, and his current term as director expires in 2003. Mr. Kent has served as the risk manager for Bass Enterprises Production Co. since 1989. Mr. Kent served as a director of National Reinsurance Corporation from 1991 through 1996.

  Mitch S. Wynne, whose term as director was scheduled to expire in 2002, resigned from the Board of Directors effective January 25, 2001. Mr. Wynne served as a director from March 1997 until January 25, 2001. The vacancy left by Mr. Wynne's resignation has not been filled as of March 30, 2001.

Executive Officers

  Set forth below is a table identifying executive officers of INSpire who are not identified herein as a director or nominee for director.


             Name                     Age                    Position with Company
             ----                     ---                    ---------------------
             Patrick E. Grady.........43       Chief Financial Officer and Director of Investor
                                               Relations, Treasurer and Secretary

             Gordon L. Gaar...........38       Vice President, Outsourcing Systems and Chief
                                               Technology Officer

             Ann M. Mirabito..........46       Vice President and Chief Marketing Officer

  Mr. Grady, 43, has served as Chief Financial Officer and Director of Investor Relations of INSpire since November 2000. From February 1998 to March 2000, Mr. Grady served as Senior Vice President and Treasurer at American General Retirement Services. He served as Vice President, Treasurer and Director of Investor Relations at Western National Corporation from February 1994 to February 1998, and in key positions with Conseco, Inc. from January 1988 to February 1994, First Colony Life from June 1984 to January 1988 and CNA Insurance from May 1981 to June 1984. He holds bachelor's degrees in accounting and finance from Northern Illinois University. Mr. Grady is a Certified Public Accountant, has earned the CCM, CLU, ChFC, FLMI, and ALHC designations and has the NASD Series 7, 27, and 63 licenses. Mr. Grady has twenty years of experience in financial and treasury functions in the insurance industry.

  Mr. Gaar, 38, has served as Vice President, Outsourcing Systems and Chief Technology Officer of INSpire since July 2000. From August 1999 to June 2000, Mr. Gaar served as the Director of Advanced Application Development for INSpire. From January 1995 to July 1999, Mr. Gaar served as a Senior Consultant focusing in new systems development for insurance companies at IBM. Mr. Gaar served as the Development Manager for the Tools and Framework group for HBOC, a leading health care information systems provider from 1994 to 1995. Also at HBOC,

Mr. Gaar led many research and development efforts involving new technology, product development, and implementations from 1985 to 1994. From 1982 to 1985, Mr. Gaar held several positions with Citicorp Credit Services, the last position held being MIS manager. Mr. Gaar studied Information Systems at Georgia State University and has seventeen years experience in software development and implementation.

  Ms. Mirabito, 46, has served as Vice President and Chief Marketing Officer of INSpire since October 2000. From 1996 to 2000, Ms. Mirabito served as Senior Vice President of Rapidforms, Inc., heading up strategy and marketing operations for the business-to-business products and services direct marketer. From 1992 to 1996, Ms. Mirabito served as President of Greater Fulton (New York) Chamber of Commerce, where she led the business community in attracting investments and growth opportunities. From 1988 to 1992, Ms. Mirabito served as Vice President and Associate Publisher directing Time Warner's Time Life Books narrative book operations, where she introduced the fastest selling product in the division's history. Ms. Mirabito also held marketing management positions with Frito Lay from 1983 to 1987. Ms. Mirabito has a bachelor's degree in economics from Duke University and an MBA from Stanford University, and has twenty years of experience in marketing strategy and brand development.

                                   MANAGEMENT

  Amounts and prices related to shares of Common Stock have been adjusted to give effect to a three-for-two stock split of the Common Stock, effected in the form of a stock dividend, paid on August 17, 1998.

Executive Compensation

  The following table sets forth the annual and long-term compensation with respect to the Chief Executive Officer of INSpire, the former Chief Executive Officer of INSpire, and INSpire's four most highly compensated executive officers other than the Chief Executive Officer and former executive officers required by SEC Regulation S-K (the "named executive officers") for services rendered during 2000, 1999 and 1998.

                           Summary Compensation Table




                                                         Annual Compensation                Long-Term
                                         ----------------------------------------------    Compensation
                                                                             Other          Securities
                                                                             Annual         Underlying       All Other
                                         Year   Salary ($)   Bonus ($)   Compensation($)     Options(#)    Compensation ($)
                                         ----   ----------   ---------   ---------------    ------------   ----------------
John F. Pergande (2).....................2000    107,461        --            (1)             403,750            49   (8)
 Chairman of the Board and Chief         1999       --          --            --                 --              --
 Executive Officer                       1998       --          --            --                 --              --

F. George Dunham, III (3)................2000    531,816        --            (1)                --         1,300,121 (9)
 Former Chief Executive Officer          1999    400,000        --            (1)                --              --
 and Chairman of the Board               1998    391,667        --            (1)             270,000            --

R. Earl Cox, III (4).....................2000       --          --            --                 --              --
 Former Chief Executive Officer          1999       --          --            --                 --              --
                                         1998       --          --            --                 --              --

Jeffrey W. Robinson (5)..................2000    301,057        --          62,924(6)            --            12,897 (9)
 Former President and Chief Operating    1999    210,000        --            (1)              75,000            --
 Officer                                 1998    127,500        --            (1)              45,000            --

Gordon L. Gaar...........................2000    182,500      30,000          (1)              90,000             274 (8)
 Vice President and Chief Technology     1999     60,417        --            (1)              10,000          53,887(10)
 Officer                                 1998       --          --            --                 --              --

Darren Horn..............................2000    174,604        --          30,000(7)            --               324  (8)
 Vice President, General Manager, East   1999    102,671      34,752          (1)              50,000          43,181  (10)
 Coast Processing Center                 1998       --          --            --                 --              --

George Schwab............................2000    158,333      20,000          (1)                --               315  (8)
 Vice President, General Manager, West   1999    125,000      36,585          (1)              50,000          26,864  (10)
 Coast Processing Center                 1998       --          --            --                 --              --

Eric Lundby..............................2000    142,500        --            (1)                --             1,213  (8)
 Vice President of Claims Administration 1999    127,500        --            (1)              25,000            --
                                         1998    120,000        --            (1)                --            12,550  (10)

John C. Aldredge.........................2000    183,474        --            (1)                --               589  (8)
Former Vice President and Chief          1999    168,542        --            (1)              50,000            --
Technology Officer                       1998     50,574        --            (1)              50,000            --

_________________
(1) Does not include "Other Annual Compensation" because amounts of certain perquisites and other noncash benefits provided by INSpire did not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.
(2) Mr. Pergande was elected Chairman of the Board and Chief Executive Officer on August 29, 2000.
(3) Mr. Dunham resigned from his positions with INSpire effective as of May 3, 2000.
(4) R. Earl Cox served as Chairman of the Board and Chief Executive Officer from May 3, 2000 until August 29, 2000. During this time R. Earl Cox was not compensated as an officer of the Company.
(5) Mr. Robinson served as President and Chief Operating Officer of INSpire from January 7, 2000 until December 1, 2000. Mr. Robinson served as Executive Vice President - Outsourcing prior to January 7, 2000.

(6) Represents $51,924 in club dues and $11,000 in taxable auto expenses paid on behalf of Mr. Robinson.
(7) Represents one of five annual installments of $150,000 loan forgiven to compensation.
(8)  Represents insurance premiums paid on behalf of the respective officers.
(9) Represents severance payments and life insurance premiums paid to the respective officer.
(10) Represents moving expenses paid to the respective officers upon commencement of employment by INSpire.

  The following table sets forth certain information concerning the options granted to the named executive officers during 2000. For additional information on and certain terms of options, see "- Stock Option Plan."

                       Option Grants in Last Fiscal Year

                                                      Individual Grants                       Potential Realizable
                                                      -----------------                         Value at Assumed
                            Number of      % of Total                 Market                  Annual Rates of Stock
                            Securities       Options                 Price on                  Price Appreciation
                            Underlying     Granted to     Exercise    Date of                 for Option Term($)(2)
                             Options      Employees in      Price      Grant    Expiration    ----------------------
                            Granted(#)   Fiscal Year(1)    ($/Sh)     ($/Sh)       Date           5%         10%
                           ------------  ---------------  ---------  ---------  ----------        --         ---
John F. Pergande.........      200,000  (3)     14.46         2.38       2.38      8/28/06     161,545     366,491
                               200,000  (3)     14.46         2.50       0.16     12/31/06     170,048     385,781
                                 3,750  (4)      0.27         2.13       2.13      6/26/06       2,710       6,148

F. George Dunham, III....           --             --           --         --           --          --          --

R. Earl Cox, III.........          375  (4)      0.03         2.13       2.13      6/26/06         271         615

Jeffrey W. Robinson......           --             --           --         --           --          --          --

Gordon L. Gaar...........       90,000  (5)      6.51         2.44       2.44      7/18/06      74,608     169,261

Darren Horn..............           --             --           --         --           --          --          --

George Schwab............           --             --           --         --           --          --          --

Eric Lundby..............           --             --           --         --           --          --          --

John C. Aldredge.........           --             --           --         --           --          --          --

__________________
(1) Options to purchase a total of 1,382,925 shares of Common Stock were granted to employees in 2000.
(2) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission (the "SEC") and are not intended to forecast future appreciation, if any, in the price of the Common Stock. Such amounts are based on the assumption that the named persons hold the options for the full term of the options. The actual value of the options will vary in accordance with the market price of the Common Stock.
(3) Options are subject to an immediate vesting schedule, with all options becoming exercisable on the date of grant.
(4) Options granted under the Director's Stock Option Plan are subject to an immediate vesting schedule, with all options becoming exercisable on the date of grant.
(5) Options are subject to a five-year vesting schedule, with one-fifth becoming exercisable on each of the first five anniversaries of the date of grant.

  The following table sets forth certain information concerning options exercised in 2000 by the named executive officers and all unexercised options held by the named executive officers as of December 31, 2000. The value of unexercised in-the-money options at fiscal year-end is based on the closing price of the Common Stock of $.16 on December 29, 2000. For additional information on and certain terms of such options, see "- Stock Option Plan."

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

                                                              Number of Unexercised         Value of Unexercised
                                  Shares                             Options                In-the-Money Options
                                 Acquired                    at Fiscal Year-End(#)          at Fiscal Year-End($)
                                    on          Value      ----------------------------  ---------------------------
                                Exercise(#)  Realized($)  Exercisable     Unexercisable  Exercisable   Unexercisable
                                -----------  -----------  -----------     -------------  -----------   -------------
John F. Pergande..............          --           --       403,750                --           --              --

F. George Dunham, III.........     139,731      385,425            --                --           --              --

R. Earl Cox, III..............          --           --         8,250                --           --              --

Jeffrey W. Robinson...........          --           --            --                --           --              --
                                                                2,000
Gordon L. Gaar................          --           --                          98,000           --              --
                                                               10,650
Darren Horn...................          --           --                          13,966           --              --
                                                               18,249
George Schwab.................          --           --                          31,751           --              --
                                                               44,580
Eric Lundby...................          --           --                          16,750           --              --

John C. Aldredge..............          --           --          --                  --           --              --

Employment and Indemnification Agreements

  In September 2000, INSpire entered into an employment agreement with Mr. Pergande, which terminates on September 4, 2003. The agreement provides for an annual salary of $325,000. Mr. Pergande was granted options to purchase 200,000 shares of Common Stock under the Stock Option Plan on the date of the agreement and options to purchase an additional 200,000 shares on December 31, 2000. The agreement also provides that he will receive options to purchase 200,000 shares of Common Stock on each of December 31, 2001 and 2002. Also pursuant to the agreement, Mr. Pergande is subject to noncompetition and confidentiality provisions. See "-Stock Option Plan."

  In July 2000, INSpire entered into an employment agreement with Mr. Gaar, which terminates on July 1, 2001. The agreement automatically renews each July 1 unless notice is given three months prior to the renewal date. The agreement provides for an annual salary of $220,000.

  In April 2000, INSpire entered into an employment agreement with Mr. Robinson, effective July 1, 2000. Mr. Robinson's employment with INSpire terminated in December 2000. Mr. Robinson has filed a lawsuit to recover salary, severance and other amounts claimed by him to be due from the Company. See "Certain Transactions--Pending Litigation."

  In July 1997, INSpire entered into an employment agreement with Mr. Dunham, which was amended in January 1998. The agreement provided for an annual salary of $350,000. The term of the employment agreement extended until June 2000. Mr. Dunham resigned his employment with INSpire effective May 3, 2000 and entered into a Separation Agreement with INSpire, whereby INSpire paid Mr. Dunham $1.3 million in severance compensation. See "Certain Transactions - Separation Agreement."

  In April 1998, INSpire entered into a five-year employment agreement with William J. Smith, III, the Company's former President and Chief Operating Officer, which provided for an annual salary of $325,000. Mr. Smith's employment agreement also provided that: (i) he would be entitled to five equal annual installments of $100,000 in cash on each April 28 during the term of his employment agreement provided he is employed on such date, and (ii) in the event his employment agreement was terminated for any reason other than cause (as defined in his employment agreement) prior to April 27, 2003, he would be entitled to an additional one-time cash payment, the amount of which depended on the date of such termination. Mr. Smith resigned his employment with INSpire effective January 7, 2000, and received a one-time cash payment of $375,000 and severance compensation equal to one year's salary. Mr. Smith was granted stock options to purchase 425,000 shares of Common Stock under the Stock Option Plan, all of which were canceled pursuant to an agreement between Mr. Smith and the Company effective December 10, 1999.

  INSpire has entered into indemnification agreements with each of its directors. Each indemnification agreement provides that INSpire shall indemnify the director against certain liabilities and expenses actually and reasonably incurred by the director in connection with any threatened, pending or completed action, suit or proceeding, including an action by or on behalf of shareholders of INSpire or by or in the right of INSpire, to which the director is, or is threatened to be made, a party by reason of his status as a director, provided that such individual did not derive an improper benefit, such individual did not commit acts or omissions that were not in good faith or that involved intentional misconduct or a knowing violation of the law, or such indemnification is not otherwise disallowed under Texas law.

Employee Benefit Plans

  Millers Insurance has a defined benefit pension plan that covered the employees of INSpire. INSpire and Millers Insurance have reached an agreement that provides for the assets of this plan attributable to INSpire's employees to be handled in the same manner as those assets attributable to terminated employees who were 100% vested under such plan. Under the defined benefit pension plan, participating employees of INSpire receive benefits as follows. With respect to normal and late retirement benefits, a participating employee who retires after age 65 will receive an annuity for life, payable monthly in an amount determined actuarially on the basis of the participating employee's account balance at age 65. A participant's account balance is equal to the present value of his accrued benefit on July 1, 1996, calculated using an 8% interest rate plus quarterly additions to the account equal to 5% of quarterly considered compensation plus an interest credit equal to the rate on one-year U.S. Treasury securities (but not greater than 30-year U.S. Treasury securities). With respect to early retirement benefits, a participating employee who retires on or after age 55 and before his normal retirement age is eligible to receive an annuity for life, commencing at age 65 and payable monthly in an amount equal to the amount calculated above for normal retirement benefits, provided, however, that if such employee so elects, such employee may receive a reduced pension benefit beginning on his elected retirement date.
None of the Company's named executive officers are participants in the defined benefit pension plan, and therefore will not receive any payments upon retirement under such plan.

  In addition, INSpire maintains a defined contribution plan for its employees that is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended.

Stock Option Plan

  The Company has in effect the Second Amended and Restated 1997 Stock Option Plan (the "Stock Option Plan"), pursuant to which nonqualified stock options and incentive stock options may be granted to selected officers, directors and employees of the Company. The Board of Directors has approved, and is submitting to the Shareholders for their approval a proposal to amend the Company's Second Amended and Restated 1997 Stock Option Plan. See
"Proposal 2--Amendment to the Second Amended and Restated 1997 Stock Option
Plan."

Director Stock Option Plan

  In July 1997, the Board of Directors adopted the 1997 Director Stock Option Plan, which was amended by the Board of Directors in February 1998 (the "Director Plan"). The Director Plan is administered by the Board of Directors. A total of 75,000 shares of Common Stock have been reserved for issuance pursuant to the Director Plan.

  Each new nonemployee director who is elected (or appointed to fill any vacancy) as a director of INSpire will be granted options under the Director Plan to purchase 3,750 shares of Common Stock at the fair market value of the Common Stock on the date of grant. Also, each nonemployee director who has previously been granted options under the Director Plan will be granted additional options under the Director Plan to purchase 375 shares of Common Stock on the day immediately after each annual meeting of shareholders of INSpire subsequent to the time at which such nonemployee director is first elected or appointed as a director of INSpire if such nonemployee director continues to serve as a director on such date of grant. The options under the Director Plan will vest and be exercisable as of the date of grant. Options granted under the Director Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives, and are not assignable or transferable by such grantee, except for certain permitted transfers subject to the prior consent of the Board of Directors.

Employee Stock Purchase Plan

     The Company has in effect the Employee Stock Purchase Plan (the "ESPP"), under which certain employees are eligible to participate in offerings of the Company's Common Stock. The Board of Directors has approved, and is submitting to the Shareholders for their approval an amendment to the ESPP. See "Proposal 3 -- Amendment to the Company's 1997 Employee Stock Purchase Plan."

1998 Annual Bonus Plan

  In January 1998, the Board of Directors adopted the 1998 Annual Bonus Plan, which is administered by the Compensation Committee of the Board of Directors. The Compensation Committee may designate earnout periods and, for each such earnout period, the performance goal, participants, performance award for each such participant and the award percentage of the performance award for each such participant for various degrees of achievement of such performance goal. At the end of each earnout period, based on a comparison of the actual performance of INSpire over such earnout period to the applicable performance goal, each participant shall receive a lump sum cash award within 75 days after the issuance of INSpire's audited financial statements corresponding to such earnout period. This lump sum cash payment shall be an amount equal to the performance award designated for such participant for such earnout period multiplied by the award percentage corresponding to the extent to which such performance goal was achieved. No performance awards were paid for the years ended December 31, 2000 or 1999 under the 1998 Annual Bonus Plan.

Meetings of the Board of Directors

  During the year ended December 31, 2000, the Board of Directors held eleven regular meetings and seven special meetings. All directors attended at least 75% of all of the meetings of the Board of Directors and the committees of which they were members during fiscal 2000.

Committees of the Board of Directors

  INSpire has an Audit Committee and a Compensation Committee. INSpire has not established a formal nominating committee. The Audit Committee currently is comprised of Messrs. Bartel (Chairman), Cox, Kent and Berce and is responsible for reviewing the independence, qualifications and activities of INSpire's independent certified accountants and INSpire's financial policies, control procedures and accounting staff. The Audit Committee recommends to the Board of Directors the appointment of the independent certified public accountants and reviews and approves INSpire's financial statements. The Compensation Committee currently is comprised of Messrs. Cox (Chairman), Bartel, and Berce and is responsible for establishing the compensation of INSpire's directors, officers and other managerial personnel, including salaries, bonuses, termination agreements and other executive officer benefits as well as certain grants of stock options. The Compensation Committee held two formal meetings in 2000. See "Joint Report of the Compensation Committee and the Board of Directors on Executive Compensation."

Report of the Audit Committee

  The Audit Committee is composed of four outside directors and operates under a charter adopted by the Board of Directors according to the rules and regulations of the SEC and the Nasdaq Stock Market. The Audit Committee charter is attached as Annex A. The Audit Committee members are Messrs. Bartel (Chairman), Cox, Kent and Berce. The Board of Directors believes that all of these directors are independent as defined by Nasdaq Stock Market.

  The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, which include the consolidated balance sheets of the Company as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

  Review With Management

  The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

  Review And Discussions With Independent Accountants

  The Audit Committee held two meetings in conjunction with the full board during the Company's fiscal year ended December 31, 2000. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) that includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

  The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independent Standards Board Standard No. 1 (that relates to the accountant's independence from the Company and its related entities) and has discussed with Deloitte & Touche LLP their independence from the Company.

  Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     HARRY E. BARTEL  R. EARL COX, III  DANIEL E. BERCE  GREGORY B. KENT

Fees

  Audit Fees

  The Company paid aggregate fees in the amount of $127,617 for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended December 31, 2000.

  Financial Information Service Design and Implementation Fees

  The Company did not pay any fees for financial information service design and implementation services rendered by Deloitte & Touche LLP for the fiscal year ended December 31, 2000.

  All Other Fees

  The Company paid aggregate fees in the amount of $136,290 for services rendered by Deloitte & Touche LLP, other than the services covered under the headings "Audit Fees" and "Financial Information Service Design and Implementation Fees," for the fiscal year ended December 31, 2000.

  The Audit Committee considered the effect of the fees listed under the headings "Financial Information Service Design and Implementation Fees" and "All Other Fees," on the auditors' independence.

Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee other than Messr. Cox, is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of SEC Regulation S-K.
No member of the Compensation Committee served on the compensation committee, or as a director, of another corporation, one of whose directors or executive officers served on the Compensation Committee of or whose executive officers served on the Company's Board of Directors.

Director Compensation

  Directors who are executive officers or employees of INSpire receive no compensation as such for service as members of either the Board of Directors or committees thereof. Directors who are not executive officers or employees of INSpire receive an annual fee of $15,000, plus $1,000 per meeting of the Board of Directors attended, $300 per committee meeting attended and reimbursement for travel expenses to attend such meetings. Directors who serve as chairman of a committee receive an additional annual fee of $3,000. The nonemployee directors are also eligible to receive options to purchase Common Stock under the Director Plan. See "- Director Stock Option Plan."

                                JOINT REPORT OF
                          THE COMPENSATION COMMITTEE
                                      AND
                            THE BOARD OF DIRECTORS
                                      ON
                            EXECUTIVE COMPENSATION
                               February 28, 2001

General

  In 2000, the Compensation Committee was comprised of Messrs. Cox (Chairman), Bartel, Wynne, Berce, each of whom is an outside independent director.

  The Compensation Committee is responsible for establishing the compensation of INSpire's directors, officers and other managerial personnel, including salaries, bonuses, termination agreements and other executive officer benefits as well as certain grants of stock options.

  Although the Board of Directors delegated certain responsibilities as described above to the Compensation Committee, in determining compensation for directors, officers and other managerial personnel for 2000, the Board of Directors as a whole either ratified the actions of the Compensation Committee or acted directly with respect to such decisions. As of the date of this joint report, the Board of Directors is comprised of Messrs. Berce, Cox, Bartel, Pergande, Kent, and Robinson. Messrs. Pergande and Robinson abstained from all compensation decisions with respect to themselves for their respective service as Chief Executive Officer and Chairman of the Board of Directors and Chief Operating Officer and President.

2000 Compensation

  Base Salary. The base salaries of executive officers are established in consideration of the competitive market for executives of comparable levels at companies of a comparable stage of development. In establishing base salaries for INSpire's executive officers, INSpire has engaged a consulting group (the "Consultant") to prepare independent job evaluations and market research reports for INSpire. The Consultant uses a formal compensation point factor system that evaluates appropriate compensation for an executive position based on the know-how and problem-solving abilities required in connection with, and the accountability with respect to, such position. INSpire obtains a salary survey from the Consultant at least once each year to ensure that INSpire's executive compensation is competitive in the marketplace.

  The Board of Directors caused INSpire to enter into an employment agreement with Mr. Pergande. Mr. Robinson, the Company's former President and Chief Operating Officer and Mr. Gaar were also parties to an employment agreement with the Company. The Board of Directors believes the annual compensation provided to each of INSpire's executive officers, whether pursuant to an employment agreement or otherwise, is commensurate with the responsibilities, experience and individual performance of such executive officer.

  Bonuses. The criteria in awarding bonuses to executive officers is established by the Compensation Committee pursuant to the 1998 Annual Bonus Plan. If such criteria are not met, no bonuses will be granted to executive officers. No performance awards were paid in 2000 under the 1998 Annual Bonus Plan.

  Stock Options. The Board of Directors believes that equity ownership in INSpire provides important incentives to INSpire's directors, officers and significant employees to enhance the financial performance of INSpire and encourage the continued creation of shareholder value. The Stock Option Plan is also designed to enhance INSpire's ability to attract and retain qualified management and other personnel necessary for the success and progress of INSpire. Stock options are granted to the executive officers on a discretionary basis based on INSpire's performance and the executive officer's contributions to INSpire. The number of stock options granted to each of the named executive officers in 2000 is set forth under "Management - Executive Compensation - Option Grants in Last Fiscal Year." These grants were made in 2000 to reward the performance of these individuals for their past performance and to encourage retention of these individuals in a competitive marketplace for such executive talent. The amounts of the grants were based on each individual's responsibilities and contributions to INSpire without establishing any specific quantitative formula.

2000 Compensation of Chief Executive Officer

  The base salary, bonus and grants of options for Mr. Pergande was determined in accordance with the same procedures and standards as for other executive officers of INSpire, as set forth in his employment agreement. See "-Employment and Indemnification Agreements."

Compliance with Internal Revenue Code Section 162(m)

  In 2000, INSpire was subject to compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162 (m) provides that compensation in excess of $ 1,000,000 paid to the chief executive officer of INSpire and the four highest compensated officers of INSpire (other than the chief executive officer) cannot be deducted by INSpire for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of outside directors, is objectively determined and the plan or agreement providing for such performance based compensation is approved by shareholders. All compensation paid to executive officers during 2000 was tax deductible to INSpire. The Compensation Committee expects all compensation paid to executive officers during 2001 to be tax deductible to INSpire. In the future, however, the Compensation Committee may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if, in its judgment after considering the additional costs of not satisfying Section 162(m), such program is appropriate.

COMPENSATION COMMITTEE                 BOARD OF DIRECTORS
R. Earl Cox, III, Chairman             John F. Pergande, Chairman
Harry E. Bartel                        Harry E. Bartel
Daniel E. Berce                        Gregory B. Kent
                                       Jeffrey W. Robinson
                                       Daniel E. Berce
                                       R. Earl Cox, III

                               PERFORMANCE GRAPH

     The following performance graph sets forth the cumulative total shareholder return for the Common Stock, the S&P 500 Index and the Nasdaq Computer & Data Processing Index for the period indicated. The performance graph assumes $100 invested in the Common Stock at its closing price on August 22, 1997, the date on which the Common Stock commenced trading on the Nasdaq National Market, and in each of the S&P 500 Index and the Nasdaq Computer & Data Processing Index on the same date. The performance graph also assumes the reinvestment of all dividends, if any. The dates on the performance graph represent the last trading day of each month indicated.

                  Comparison of Cumulative Total Return Among
    INSpire, the S&P 500 Index, and Nasdaq Computer & Data Processing Index

                                   [GRAPH]




                      8/97  9/97  12/97  3/98  6/98  9/98  12/98  3/99  6/99  9/99  12/99  3/00  6/00  9/00  12/00
                      ----  ----  -----  ----  ----  ----  -----  ----  ----  ----  -----  ----  ----  ----  -----
INSpire Insurance
   Solutions, Inc...   100   108    125   199   199   212    165   170   130    62     41    29    27    10      1

S&P 500 Index.......   100   103    106   121   125   112    136   143   153   143    165   169   164   163    150

Nasdaq Computer &
   Data Processing
   Index............   100    99     94   124   137   129    167   202   210   219    368   364   297   275    170

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth, as of March 30, 2001, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by INSpire to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of INSpire, (iii) each named executive officer as of such date and (iv) all directors and executive officers as a group.

                                                                               Number of Shares     Percent of Shares
Name of Beneficial Owner                                                      Beneficially Owned   Beneficially Owned
------------------------                                                     --------------------  -------------------
Millers Insurance..........................................................        4,606,875  (1)               24.07%
   777 Main Street, Suite 1000
   Fort Worth, Texas 76102
Buena Venture Associates, L.P..............................................        2,341,000  (2)               12.23%
   201 Main Street, Suite 3200
   Fort Worth, Texas 76102
Dimensional Fund Advisors..................................................        1,291,950  (3)                6.75%
   1299 Ocean Avenue Street 2, 11th Floor
   Santa Monica, California 90401
Jeffrey W. Robinson........................................................                   --                  *
Harry E. Bartel............................................................           12,750  (4)                 *
Daniel E. Berce............................................................            4,500  (5)                 *
R. Earl Cox, III...........................................................           12,750  (4)                 *
John F. Pergande...........................................................          403,750  (6)  (7)           2.11%
Gregory B. Kent............................................................            3,750  (5)                 *
Gordon L. Gaar.............................................................            2,000  (6)                 *
Darren Horn................................................................           10,650  (6)                 *
George Schwab..............................................................           18,249  (6)                 *
Eric Lundby................................................................           44,580  (6)                 *
John C. Aldredge...........................................................                   --                  *
All directors and executive officers as a group (11 individuals)                                                 2.68%

__________________
  *  Less than 1%.
(1) Based on the Schedule 13G/A filed by Millers American Group, Inc., Trilogy Holdings, Inc. and Millers Insurance with the SEC on January 21, 2000.
(2) Based on the Schedule 13D and three Form 4's filed by Buena Venture Associates, L.P. with the SEC on October 28, 1999, July 10, 2000, July 11, 2000 and July 13, 2000, respectively.
(3) Based on the Schedule 13G/A filed by Dimensional Fund Advisors with the SEC on February 2, 2001.
(4) Includes 8,250 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 16, 2001. Does not include options covering additional shares expected to be granted following the Annual Meeting pursuant to the Director Plan.
(5) Represents shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 16, 2001. Does not include options covering additional shares expected to be granted following the Annual Meeting pursuant to the Director Plan.
(6) Represents shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 16, 2001.
(7) In addition, 2,341,000 shares are held by Buena Venture Associates, L.P. Mr. Pergande is a partner in Buena Venture Associates, L.P. and may be deemed to be the beneficial owner of such shares.

                                   PROPOSAL 2

      AMENDMENT TO THE SECOND AMENDED AND RESTATED 1997 STOCK OPTION PLAN

General

  A total of 4,500,000 shares of Common Stock have been reserved for issuance pursuant to the Stock Option Plan. The Stock Option Plan was initially adopted by the Board of Directors in March 1997, amended and restated by the Board of Directors in July 1997, amended by the Board of Directors effective as of July 30, 1997, and amended and restated by the Board of Directors in February 1998. The Stock Option Plan was administered by the Board of Directors through January 27, 1998 and thereafter has been administered by the Compensation Committee. Both nonqualified stock options and incentive stock options (as defined in the Internal Revenue Code) may be granted under the Stock Option Plan. Incentive stock options granted under the Stock Option Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by such grantee. Nonqualified stock options may be transferred to certain permitted transferees under the Stock Option Plan.

Proposed Amendment

  On February 28, 2001, the Board of Directors approved the amendment to the Stock Option Plan, subject to Shareholder approval at the Annual Meeting, which amends the Stock Option Plan to provide for a 1,500,000 share increase in the aggregate number of shares of Common Stock authorized for issuance under such plan. If the Shareholders approve Proposal 2, the aggregate number of shares of Common Stock available for issuance under the Stock Option Plan would be 6,000,000, and if all such shares were issued, such shares would constitute approximately 25% of the issued and outstanding Common Stock on April 16, 2001. The proposed amendment will not be effective if it is not approved by a majority of the outstanding shares of Common Stock at the Annual Meeting.

Recommendation

  As of March 30, 2001, there were 4,500,000 shares reserved for issuance under the Stock Option Plan. Of those 4,500,000 shares, options to purchase 2,620,349 shares were outstanding and 1,151,146 shares had been issued under the plan, leaving only 728,505 shares available for future grant. The Board of Directors believes that the following benefits of the proposed amendment outweigh any burden to the shareholders attendant to the award of options: (i) providing significant incentives to selected officers, directors and employees of the Company and its subsidiaries; (ii) enhancing the interest of such officers, directors and employees in the Company's success and progress by providing them with an opportunity to become shareholders of the Company; and (iii) enhancing the Company's ability to attract and retain qualified management and other personnel necessary for the success and progress of the Company.

   The Board of Directors recommends that the shareholders vote "FOR" approval of the proposed amendment to the Stock Option Plan.

Summary of the Stock Option Plan, as amended

  The following summary of certain features of the Stock Option Plan is qualified in its entirety by reference to the full text of the Stock Option Plan, which is available from the SEC's website at www.sec.gov. Capitalized terms not defined herein have the meaning ascribed to them in the Stock Option Plan. The Stock Option Plan may be administered by the Board of Directors or a Committee of the Board of Directors. If the Stock Option Plan is administered by a committee of the Board of Directors, the directors must be Non-Employee Directors and, pursuant to the clarification contained in the Stock Option Plan, "outside directors" for purposes of Section 162(m) of the Code. Both nonqualified stock options and incentive stock options (as defined in the Code) may be granted to employees. Only nonqualified stock options may be granted to nonemployee directors. Incentive stock options granted under the Stock Option Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by such grantee. Nonqualified stock options may be transferred to certain permitted transferees under the Stock Option Plan. Assuming Shareholder approval of the amendment to the Stock Option Plan, a total of 6,000,000 shares of Common Stock will be reserved for issuance pursuant to the Stock Option Plan. The number of shares of Common Stock that may be issued to an Optionee under the Stock Option Plan may not exceed 1,200,000 over the term of the Stock Option Plan. Options under the Stock Option Plan may be granted to any director or employee of the Company or its subsidiaries, and the Compensation Committee may determine those directors or employees who will receive options as well as the number of shares of Common Stock subject to each option. However, no incentive stock options may be granted to any employee who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary, unless at the time the option is granted, the exercise price of the option is at least 110% of the Fair Market Value of the Common Stock subject to the option and such option, by its terms, is not exercisable after the expiration of five years from the date the option is granted. As of March 30, 2001, the five directors who are not employees of the Company and approximately 1,093 employees of the Company, including one director who is an employee, were eligible to receive options under the Stock Option Plan. As of March 30, 2001, 8,317,261 options had been granted under the Stock Option Plan, 1,151,146 of which had been exercised and 2,620,349 of which remained outstanding as of such date. Before giving effect to approval by the Shareholders of Proposal 2, options for 728,505 shares of Common Stock remain available for grant as of March 30, 2001. The closing price for the Common Stock on the Nasdaq National Market on March 30, 2001 was $0.91. The Compensation Committee determines the exercise price of each incentive stock option and each nonqualified option. However, the exercise price of each incentive stock option may not be less than the greater of the par value of the Common Stock or 100% of the Fair Market Value of the shares of Common Stock subject to the option on the date the option is granted. Options granted under the Stock Option Plan may not have a term longer than 10 years from the date the option is granted. The number of shares of Common Stock authorized for issuance, as well as the price to be paid and the number of shares issued upon exercise of outstanding options, is subject to adjustment by the Compensation Committee, in its sole discretion, to reflect certain events including, without limitation, stock splits, stock dividends, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares. The table above entitled "Option Grants in Last Fiscal Year" sets forth for each named executive officer the number of shares of Common Stock underlying the options granted under the Stock Option Plan in 2000, and the exercise price and expiration date for such options. Under the Stock Option Plan the named executive officers were granted options to purchase 490,000 shares of Common Stock and employees other than the named executive officers were granted options to purchase 892,925 shares of Common Stock. When an employee is terminated for Cause, the options granted to the employee will terminate immediately upon termination of employment. If an employee's termination occurs other than for Cause, such employee will have the right to exercise his or her options at any time within 60 days after such termination to the extent he or she was entitled to exercise the options immediately prior to such termination. Upon a Change of Control, unless otherwise provided for in the option agreement under the Stock Option Plan, the holder of an option is entitled, prior to the effective date of such Change of Control, to purchase the full number of shares not previously exercised under such option if such option has not expired or been terminated. Unless earlier terminated, the Stock Option Plan will terminate on February 28, 2007, and no options may be granted after the Stock Option Plan has terminated.

Effect Of Federal Income Taxation On The Stock Option Plan

  Stock options granted under the Stock Option Plan may be either incentive stock options ("ISOs") intended to qualify under Section 422 of the Code or Nonqualified Stock Options ("NQSOs"). The following summary of tax consequences with respect to the stock options that may be granted under the Stock Option Plan is not comprehensive and is based upon laws and regulations in effect on March 30, 2001. Such laws and regulations are subject to change. There are generally no federal income tax consequences either to the option holder or to the Company upon the grant of a stock option. Upon exercise of an ISO, the option holder will not recognize any income and the Company will not be entitled to a deduction for tax purposes, although such exercise may give rise to liability for the option holder under the alternative minimum tax provisions of the Code. Generally, if the option holder disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the option holder will recognize compensation income and the Company will then be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares on the date of exercise over the option exercise price (or the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such shares, and the entire gain for the option holder will be treated as a capital gain. On exercise of an NQSO, the amount by which the fair market value of the shares on the date of exercise exceeds the option exercise price will generally be taxable to the participant as compensation income and will generally be deductible for tax purposes by the Company. The dispositions of shares acquired upon exercise of an NQSO generally will result in a capital gain or loss for the option holder, but will have no tax consequences for the Company. In the event any payments or rights accruing to an option holder upon a "change in control" constitute "parachute payments" under Section 280G of the Code, depending upon the amount of such payments or rights accruing and the other income of the option holder from the Company, the option holder may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction to the extent such payments might constitute "excess parachute payments" under Section 280G of the Code.

                                   PROPOSAL 3

          AMENDMENT TO THE COMPANY'S 1997 EMPLOYEE STOCK PURCHASE PLAN

General

  In July 1997 the Board of Directors adopted INSpire's 1997 Employee Stock Purchase Plan (the "ESPP"), under which a total of 637,500 shares of Common Stock has been reserved for issuance. Any employee who has been employed by INSpire for 90 days is eligible to participate in offerings under the ESPP. In 2000, INSpire offered two semiannual offerings of Common Stock, beginning on January 1 and July 1, of 75,000 shares of Common Stock each, plus a cumulative number of shares offered but not purchased in prior Offerings, as provided by the ESPP. Pursuant to such offerings, 30,520 and 227,112 shares of Common Stock, respectively, were purchased by participants under the ESPP. INSpire anticipates that the ESPP will be further implemented by two additional semiannual offerings of Common Stock beginning on January 1 and July 1 for the year 2001. The maximum number of shares issued in each semi-annual offering will be 75,000 shares plus the number of unissued shares from prior offerings under the ESPP, as provided by the ESPP.

  On the commencement date of each offering under the ESPP, a participating employee will be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to (i) the percentage of the employee's base pay that such employee has elected to be withheld (not to exceed 10%), (ii) multiplied by such employee's base pay during the period of such offering and
(iii) divided by the lower of 85% of the closing market price of the Common Stock on the applicable offering commencement date or 85% of the closing market price of the Common Stock on the offering termination date. Options held by a participant shall be exercisable only by that participant.

  No employee may be granted options to participate in the ESPP if, as a result of such grant, such employee would (i) own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of INSpire or (ii) have rights to purchase stock under all employee stock purchase plans of INSpire that accrue at a rate in excess of $25,000 in fair market value for any calendar year.

Proposed Amendment

     On February 28, 2001, the Board of Directors approved an amendment to the ESPP (the "ESPP Amendment"), subject to Shareholder approval at the Annual Meeting, which amends the ESPP to increase the maximum number of shares issuable under the ESPP, to extend the termination date of the ESPP and to extend the annual offerings of the Company under the ESPP such that the Company may implement annual or semi-annual offerings as follows: January 1, 2002 to December 31, 2002: 300,000 shares plus unissued shares from the prior Offerings; January 1, 2003 to December 31, 2003: 300,000 shares plus unissued shares from the prior Offerings; and January 1, 2004 to December 31, 2004:
300,000 shares plus any unused shares from the prior Offerings. If the ESPP Amendment is not approved, the ESPP provides that it shall terminate on December 31, 2001, so by approving the ESPP Amendment, the shareholders will be permitting the continuation of this equity-based employee stock purchase plan. Each Offering may, at the Company's election be implemented in semi-annual
Offerings, each involving 50% of the year's allowable shares.   If the
Shareholders approve Proposal 3, a total of 1,537,500 shares under the Amended ESPP would be reserved for issuance, and if all such shares were issued, such shares would constitute approximately 8% of the issued and outstanding Common Stock on March 30, 2001. The ESPP Amendment integrates such amendments into the ESPP. The ESPP Amendment will not be implemented and the ESPP will terminate on December 31, 2001 if the ESPP Amendment is not approved by a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote with respect to such proposal at the Annual Meeting.

Recommendation

  The Board of Directors believes that the following benefits of the ESPP Amendment outweigh any burden to the shareholders attendant to the award of options: (i) providing significant incentives to certain employees of the Company and its subsidiaries; (ii) enhancing the interest of such employees in the Company's success and progress by providing them with an opportunity to become shareholders of the Company; and (iii) enhancing the Company's ability to attract and retain qualified personnel necessary for the success and progress of the Company.

  The Board of Directors recommends that the shareholders vote "FOR" the approval of the amendment to the ESPP Amendment.

Summary of ESPP, as Amended

  The following summary of certain features of the ESPP, as amended, is qualified in its entirety by reference to the full text of the ESPP, a copy of which may be obtained from the SEC's website at www.sec.gov. Capitalized terms
not defined herein have the meaning ascribed to them in the ESPP.   The ESPP may
be administered by the Board of Directors or a Committee of the Board of
Directors.   On the commencement date of each offering under the ESPP, a participating employee will be deemed to have been granted an option to purchase a maximum number of shares of Common Stock equal to: (i) the percentage of the employee's base pay that such employee has elected to be withheld (not to exceed 10%), (ii) multiplied by such employee's base pay during the period of such offering and (iii) divided by the lower of 85% of the closing market price of the Common Stock on the applicable offering commencement date or 85% of the closing market price of the Common Stock on the offering termination date. Options held by a participant shall be exercisable only by that participant.

  No employee may be granted options to participate in the ESPP if, as a result of such grant, such employee would (i) own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or (ii) have rights to purchase stock under all employee stock purchase plans of the Company that accrue at a rate in excess of $25,000 in fair market value for any calendar year.

  Assuming Shareholder approval of the amendment to the ESPP, a total of 1,537,500 shares of Common Stock will be reserved for issuance pursuant to the Stock Option Plan. The ESPP will continue through December 31, 2004 with annual or semi-annual offerings. The maximum number of shares issued in each offering period will be 300,000 shares plus the number of unissued shares from prior offerings under the ESPP. In the case of semi-annual offering periods the maximum number of shares issued in each offering period will be 150,000 shares plus the number of unissued shares from prior offerings under the ESPP.

  Unless a participant gives written notice to the Company, such participant's option for the purchase of Common Stock with payroll deductions made during an offering shall be deemed to have been exercised automatically on the offering termination date applicable to such offering, for the purchase of the number of full shares of Common Stock that the accumulated payroll deductions at that time will purchase at the applicable option price. A participant may withdraw payroll deductions credited to his account under the ESPP at any time prior to the offering termination date.

                                   PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP, independent certified public accountants, as independent auditors of INSpire's financial statements for 2001. Deloitte & Touche LLP has acted as auditors for INSpire since 1996.

  The Board of Directors has determined to afford the Shareholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the Shareholders at the Annual Meeting a proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP. If a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on this proposal are not voted in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors will interpret this as an instruction to seek other auditors.

  The Board of Directors recommends that the Shareholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent auditors of INSpire's financial statements for the year ending December 31, 2001.

  It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. These representatives will be given an opportunity to make a statement if they desire to do so.

                              CERTAIN TRANSACTIONS

Separation Agreement

   On May 7, 2000, INSpire entered into a separation agreement with F. George Dunham, III in connection with his resignation from all positions held with INSpire. Pursuant to the agreement, Mr. Dunham received a payment of $1.3 million and continued health care coverage for him and his family for a period of up to three years. INSpire also agreed to provide Mr. Dunham with a legal defense in any actions brought against him arising out of his role as an officer or director during the period of his employment. In return for the above consideration, Mr. Dunham agreed to keep certain information regarding INSpire confidential and not to interfere with INSpire's business or solicit any of INSpire's employees or customers for a period of three years. In addition, Mr. Dunham released INSpire from any and all claims relating to his employment with INSpire.

Pending Litigation

  Jeffrey W. Robinson, former President and Chief Operating Officer and a current director of the Company, has instituted a lawsuit against the Company captioned Jeffrey W. Robinson vs. INSpire Insurance Solutions, Inc., Civil Action No. 141-185796-00, District Court of Tarrant County, Texas, 141st District. The lawsuit involves an employment agreement (the "Robinson Employment Agreement"), by and between Mr. Robinson and the Company, which commenced on July 1, 2000. In his complaint, Mr. Robinson requests severance payment and compensation in the amount equal to the salary he would have been paid through July 1, 2003 (estimated at $475,000), a declaration by the court that implies any reasonable terms if portions of the Robinson Employment Agreement are found to be ambiguous, actual damages resulting from the Company's alleged anticipatory breach of the Robinson Employment Agreement, Mr. Robinson's attorney's fees, costs of the lawsuit and pre-judgement and post-judgement
interest as allowed by law.   The Company denies the claims and will vigorously
defend the claims.

Miscellaneous

  The Company provides outsourcing services and software and software services to Millers Insurance, a 24.07% shareholder of the Company, The Millers Casualty Insurance Company ("Millers Casualty"), an indirect 99.5% subsidiary of Millers Insurance, and Millers American Group, Inc. ("Millers American"), of which Millers Insurance is an indirect wholly-owned subsidiary, under the terms of
various agreements.   On December 30, 1999, INSpire and various Millers American subsidiaries entered into a five-year Master Services Agreement that superceded existing outsourcing services agreements with Millers Insurance and Millers
Casualty.   Total fees earned under these agreements were approximately
$24,549,000, $28,458,000, and $25,750,000 in 2000, 1999 and 1998, respectively.
On September 14, 2000, INSpire received written notice from Millers American that Millers American will seek to sell three lines of business and three other insurance relationship programs will be terminated. Since receiving this notice, the three lines of business have been sold to an existing customer of INSpire. The customer has indicated that it intends for INSpire to continue to
service these lines of business.   These changes in Millers American's business
will reduce Millers American's need for policy administration, claims
administration and other services currently provided by INSpire.   Millers
American is also seeking to renegotiate the terms of its agreement with INSpire. Although INSpire is under no obligation to change the contract in any way, it is uncertain at this time what the impact will be if the contract with Millers American is renegotiated.

  On September 1, 1999, INSpire entered into an Asset and Employee Transfer Agreement with Millers American (the "Phoenix Acquisition"), pursuant to which INSpire agreed to acquire from Millers American for a purchase price of $3,500,000 certain assets and employees used in the conduct of its policy and claims administration with respect to its policies written by Phoenix Indemnity Insurance Company ("Phoenix Indemnity"), a wholly-owned subsidiary of Millers American. During the third quarter of 2000, INSpire received payments on the Millers American receivable, net of the $3,500,000 purchase price payable by INSpire to Millers American in connection with the Phoenix Acquisition. In conjunction with this transaction INSpire entered into a Service Addendum to the Company's Master Services Agreement with Millers American to provide certain policy and claims administration services with respect to the Phoenix Indemnity book of business for a period of ten years beginning September 1, 1999.

  Effective January 1, 1998, the Company and Millers Insurance entered into an agreement whereby the Company provides benefits administration services to
Millers Insurance and Millers Casualty for a monthly fee of $15,000.   Total
fees earned under this agreement were $180,000 for each of the year ending
December 31, 2000.   Millers American terminated the benefit services agreement on December 31, 2000.

  The Company provides software and software services to InsureZone which is 42% owned by Buena Venture Associates, a 12.6% shareholder of the Company. Mr. Pergande, the Chairman and Chief Executive Officer of the Company, is a partner in Buena Venture Associates L.P. and Chairman of InsureZone. For the year ended December 31, 2000, INSpire earned approximately $432,000 in revenue for license fees and services performed. There was a receivable due from InsureZone of approximately $338,000 as of December 31, 2000. This amount reflects a reduction of $360,000 that occurred as a result of the modification of the InsureZone contract on January 24, 2001.

  Higginbotham and Associates, Inc., which is partly owned by InsureZone, provides insurance services to the Company. As of March 30, 2001, the Company has paid approximately $78,000 for services provided in 2001.

  INSpire leases its approximately 129,400 square foot corporate headquarters in Fort Worth, Texas from IIS Realty, Ltd., a Texas limited partnership (the "Partnership") pursuant to a lease agreement, dated as of November 13, 1998 (the "Lease Agreement") and amendments to the Lease Agreement effective May 1, 1999 and November 1, 1999. F. George Dunham, III owns a 50% interest in the Partnership and Messrs. Bartel, Cox and Wynne, who resigned as a director in January, 2000, own in equal parts the remaining 50% interest. The term of the Lease Agreement is ten years, with one renewal option of five years. The Lease Agreement, as amended, provides for monthly rental payments of approximately $86,000 for the first five years, $97,000 for the next five years, and $108,000 for the five-year renewal period, plus taxes, insurance and maintenance costs. For the year ended December 31, 2000, INSpire made rental payments of approximately $1,035,000 to the Partnership under the Lease Agreement.

  INSpire leases its principal Sheboygan, Wisconsin facility pursuant to a lease dated March 12, 1997 (the "Building Lease"). The building is owned by Riverview Building, LLC ("Riverview"), which is controlled by Stuart H. Warrington, a former executive officer of INSpire. The term of the Building Lease ends February 28, 2007. Pursuant to the Building Lease, Riverview leases to INSpire approximately 34,500 square feet of office space at a monthly rate of approximately $21,000 for the first four years, $23,000 for the next five years, and $25,000 for the last year. For the year ended December 31, 2000, INSpire paid Riverview approximately $248,000 under the Building Lease.

  INSpire and Millers Insurance are parties to a sublease agreement, dated as of January 1, 1997, pursuant to which Millers Insurance subleases to INSpire certain furniture, equipment and other personal property that Millers Insurance has leased from third parties under various equipment leases for the benefit of INSpire. The sublease payments by INSpire to Millers Insurance under the sublease equal the lease payments by Millers Insurance to the lessors under the respective leases.

   The Company receives legal services from the law firm, Law, Snakard and Gambill. An attorney employed by Law, Snakard and Gambill is the spouse of a member of the Board of Directors. For the year ended December 31, 2000 INSpire incurred $115,552 of legal expense to Law, Snakard and Gambill.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and officers of INSpire, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of Common Stock ownership and reports of changes in such ownership. A reporting person must file a Form 3 - Initial Statement of Beneficial Ownership of Securities within 10 days after such person becomes a reporting person. A reporting person must file a Form 4 - Statement of Changes of Beneficial Ownership of Securities within 10 days after any month in which such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. Such exempt changes include stock options granted under a plan qualifying pursuant to Rule 16b-3 under the Exchange Act. A reporting person must file a Form 5 - Annual Statement of Beneficial Ownership of Securities within 45 days after the end of the issuer's fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

  The SEC's rules require INSpire's reporting persons to furnish INSpire with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to INSpire and written representations that no other reports were required with respect to the year ended December 31, 2000, INSpire believes that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2000 on a timely basis.

        SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  Pursuant to various rules promulgated by the SEC, a shareholder that seeks to include a proposal in the Company's proxy statement and form of proxy card for the 2002 Annual Meeting of the Stockholders of the Company must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to the Secretary of the Company, 300 Burnett Street, Fort Worth, Texas 76102-2799 no later than January 2, 2002.

     With respect to business to be brought before the Annual Meeting, the Company has not received any notices from shareholders that the Company is required to include in this Proxy Statement.

                           INCORPORATION BY REFERENCE

  With respect to any future filings with the Commission into which this Proxy Statement is incorporated by reference, the material under the headings "Joint Report of the Compensation Committee and the Board of Directors on Executive Compensation, " "Management - Report of the Audit Committee" and "Performance Graph" shall not be incorporated into such future filings.


                           FORWARD-LOOKING STATEMENTS

  All statements other than statements of historical fact included in this Proxy Statement, including without limitation statements regarding INSpire's financial position, business strategy and plans and objectives of management of INSpire for future operations, are forward-looking statements. When used in this Proxy Statement, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar exclusions, as they relate to INSpire or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of INSpire's management as well as assumptions made by and information currently available to INSpire's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to difficulties associated with growth, INSpire's dependence on major customers and limited operating history, technological change, competitive factors and pricing pressures, product development risks, changes in legal and regulatory requirements and general economic conditions. Such statements reflect the current views of INSpire with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of INSpire. All subsequent written and oral forward-looking statements attributable to INSpire or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                                 ANNUAL REPORT

   A copy of INSpire's Annual Report for the year ended December 31, 2000, which contains financial and other information pertaining to INSpire has previously been sent to you.

                                   FORM 10-K

   A copy of INSpire's Form 10-K for the year ended December 31, 2000 has previously been sent to you. INSpire will mail additional copies of its annual report on Form 10-K for the year ended December 31, 2000 to each shareholder or beneficial owner of shares of Common Stock without charge upon such person's written request to the Investor Relations Department at INSpire's executive offices at 300 Burnett Street, Fort Worth, Texas 76102-2799.

                                   By Order of the Board of Directors

                                   /s/ John F. Pergande
                                   --------------------
                                   John F. Pergande
                                   Chairman and Chief Executive Officer

Fort Worth, Texas
May 2, 2001

                                    Annex A
                                    -------

                       INSPIRE INSURANCE SOLUTIONS, INC.
                            AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors of INSpire Insurance Solutions, Inc. (the "Corporation") to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to Corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

Responsibilities

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

     . Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries. As a part of such review and on an ongoing basis, verify the auditors' independence.

     . Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

     . Review with the independent auditors, the Corporation's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the Audit Committee should periodically review the Corporation's policy statements to determine their adherence to the code of conduct.

     . Review with management and the independent auditors the Corporation's quarterly interim financial report before its filing with the SEC or other regulators and before any public announcement.

     . Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     . Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present, as well as opportunities for internal financial and accounting personnel to meet with the independent auditors and the audit committee without other members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

     . Review accounting and financial human resources and succession planning within the Corporation.

     . Submit the minutes of all meetings of the Audit Committee to, or discuss matters discussed at each Audit Committee meeting with, the Board of Directors.

     . Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                       INSPIRE INSURANCE SOLUTIONS, INC.
                      SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned shareholder(s) of INSPIRE INSURANCE SOLUTIONS, INC., hereby appoints John F. Pergande and Gregory B. Kent, or either of them, as Proxies, with the power of substitutes, and hereby authorizes each of them to represent and vote, as designated below, all of the shares of the Common Stock of INSPIRE INSURANCE SOLUTIONS, INC. (the "Company") held of record by the undersigned at the close of business on April 16, 2001, at the Annual Meeting of Shareholders of the Company to be held at The Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, on May 29, 2001, at 10:00 a.m. Central Daylight Savings Time, and at any adjournment(s) thereof in the transaction of the following business:

  1. Proposal to elect as directors of the Company the following persons to hold office for the terms specified in the Company's 2001 Proxy Statement or until their successors have been duly elected and have qualified.

      [ ]  FOR all nominees listed below (except        [ ]  WITHHOLD AUTHORITY to vote for
           as marked to the contrary below)                  all nominees listed below

           DANIEL E. BERCE
           R. EARL COX, III

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------
                                                    FOR     AGAINST   ABSTAIN
                                                    -------------------------

2.  Proposal to amend the Company's                 [ ]       [ ]       [ ]
    Second Amended and Restated 1997
    Stock Option Plan (the "Stock Option
    Plan") to increase the number of
    shares of the Company's Common Stock
    issuable under the Stock Option Plan
    upon the exercise of stock options
    granted pursuant to the Stock Option
    Plan from 4,500,000 to 6,000,000
    shares.

3.  Proposal to amend the Company's                 [ ]       [ ]       [ ]
    Employee Stock Purchase Plan
    ("ESPP") to increase the number of
    shares of the Company's Common Stock
    issuable under the ESPP from 637,500
    shares to 1,537,500 shares, to
    extend the ESPP's termination date
    and to extend the annual offering
    periods to December 31, 2004.

4.  Ratification of the appointment                 [ ]       [ ]       [ ]
    of Deloitte & Touche LLP as the
    independent auditors of the
    Company's financial statements for
    the year ending December 31, 2001.

5.  In their discretion, the proxies                [ ]       [ ]       [ ]
    are authorized to vote upon such
    other business as may properly come
    before the annual meeting or any
    adjournment(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINESS UNDER PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5 AND AT THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 5.

  Please sign exactly as name appears on your stock certificate(s). When shares are held by joint tenants or tenants in common, both should sign below. When signing as attorney, executor, administrator, receiver, trustee or guardian, please give full title as such. When signing as a corporation, please sign in full corporate name by the president or other duly authorized officer(s). If a partnership, please sign in the partnership name by the authorized person(s).


                              Dated __________________________, 2001

                              --------------------------------------
                                    (Signature)

                              --------------------------------------
                                    (Signature if held jointly)

PLEASE MARK, SIGN, DATE, AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.